Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

April 10, 2024

Board of Trustees

Public Storage

Public Storage Operating Company

701 Western Avenue

Glendale, CA 91201

To the addressee referred to above:

We are acting as counsel to Public Storage Operating Company, a Maryland real estate investment trust (the “Company”), and Public Storage, a Maryland real estate investment trust (the “Guarantor”) in connection with the issuance and sale of (i) $700 million aggregate principal amount of the Company’s Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”) and (ii) $300 million aggregate principal amount of the Company’s 5.350% Senior Notes due 2053 (the “2053 Notes” and, together with the Floating Rate Notes, the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor pursuant to the registration statement on Form S-3 (File No. 333-273970) (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on August 14, 2023, and the prospectus dated August 14, 2023 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated April 9, 2024 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an Indenture, dated September 18, 2017, as supplemented by the Sixteenth Supplemental Indenture, dated as of August 14, 2023, among the Company, the Guarantor, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as Trustee (the “Indenture”), as supplemented by, in the case of the Floating Rate Notes, a Seventeenth Supplemental Indenture dated April 16, 2024 (the “Seventeenth Supplemental Indenture”) and, in the case of the 2053 Notes, the Fifteenth Supplemental Indenture dated July 26, 2023 (the “Fifteenth Supplemental Indenture”) and the Eighteenth Supplemental Indenture dated April 16, 2024 (the “Eighteenth Supplemental Indenture” and together with the Fifteenth Supplemental Indenture and the Seventeenth Supplemental Indenture, the “Supplemental Indentures”), each among the Company, the Guarantor, and the Trustee. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”) under the Indenture, as supplemented by the Supplemental Indentures, has and, upon execution of each Supplemental Indenture, will have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Supplemental Indentures and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture and Supplemental Indentures against the Company and the Guarantor, (ii) the Trustee has authorized, executed and delivered the Indenture and has authorized and will duly execute and deliver each Supplemental Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes and, upon its execution, each Supplemental Indenture will constitute valid and binding obligations, enforceable against the Trustee in accordance with their terms, (v) there has been no, and in the case of the Supplemental Indentures, there will be no, mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture or the Supplemental Indentures, and the conduct of all parties to the Indenture and, upon execution, each Supplemental Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in either case, define, supplement or qualify the terms of the Indenture or, upon its execution, each Supplemental Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, including applicable provisions of the Maryland General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes and the Guarantee have been duly authorized on behalf of the Company and the Guarantor and that, following (i) receipt by the Company of the consideration therefor specified in the Underwriting Agreement dated April 9, 2024, by and among the Company, the Guarantor and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as managers of the several underwriters named therein, and (ii) the due execution, authentication, issuance and delivery of the Notes and the Guarantee pursuant to the terms of the Indenture and the applicable Supplemental Indenture, and as contemplated by the Prospectus Supplement, the Notes and the Guarantee will constitute valid and binding obligations of the Company and the Guarantor, respectively.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company and the Guarantor of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus Supplement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP